Exhibits 5.1 and 23.1


                 [WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]


                                October 29, 1999


The Board of Directors
LandAmerica Financial Group, Inc.
101 Gateway Centre Parkway, Gateway One
Richmond, Virginia  23235-5153

         Re:  LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-8 dated October 29, 1999 to be filed by LandAmerica Financial Group, Inc., a Virginia corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 1,600,000 shares of Common Stock, without par value (the "Shares"), which Shares are proposed to be offered and sold from time to time pursuant to the terms of the Company's Savings and Stock Ownership Plan (the "Plan").

         We have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

         Based upon such examination, it is our opinion that the Shares which constitute original issuance securities, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

                                         Very truly yours,

                                         Williams, Mullen, Clark & Dobbins, P.C.


                                         By: /s/ Robert E. Spicer, Jr.
                                             -----------------------------------
                                             Robert E. Spicer, Jr.